Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132206) pertaining to the 2005 Stock Award Plan and 1999 Stock Option Plan of Vocus, Inc. of our reports dated March 16, 2011, with respect to the consolidated financial statements and schedule of Vocus, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Vocus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
McLean, Virginia
March 16, 2011